Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

          THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) executed this 15th day of December, 2004, to be effective as of October 7, 2004, is made and entered into by and between ACTIVANT SOLUTIONS INC., a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), ACTIVANT SOLUTIONS HOLDINGS INC., a Delaware corporation (together with its successor and assigns permitted hereunder, “Holdings”), and A. Laurence Jones (the “Executive”).

          WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer, and the Executive desires to be employed by the Company in said capacity;

          WHEREAS, the parties hereto desire to set forth in writing the terms and conditions of their understandings and agreements as to said employment; and

          WHEREAS, the Company deems it desirable and in its best interests to employ the Executive as President and Chief Executive Officer on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing as of the date of this Agreement and continuing until the Date of Termination pursuant to Section 3(f) hereof (the “Employment Period”).

     2. Terms of Employment.

          (a) Position and Duties. During the Employment Period, the Executive (i) shall serve as and perform the functions of President and Chief Executive Officer of the Company, subject to the direction and control of the Board; (ii) shall report directly to the Board, and shall perform the duties from time to time delegated to the Executive by the Board or as customarily provided by persons in similarly situated executive capacities; and (iii) shall devote his full business time during normal business hours to the business and affairs of the Company and shall use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for: (A) time spent in managing his personal, financial, and legal affairs, and serving on the boards of directors of Exabyte, Realm Business Solutions, Web Marketing, and the Boulder Economic Council, in each case, only to the extent not materially interfering with the performance of Executive’s responsibilities hereunder or, in the case of Executive’s service on the boards of directors indicated above, such companies do not engage in activities which are competitive with those of the Company; and (B) the vacation to which the Executive is entitled pursuant hereto. In addition, the Executive may serve on other boards or committees provided that the Board is notified in writing by the Executive, the Board has not objected in writing within thirty (30) days after receipt of such notice, and such service does not otherwise materially interfere with the performance of Executive’s responsibilities hereunder and such companies do not engage in activities which are competitive with those of the Company.

          (b) Compensation.

               (i) Signing Bonus. Effective October 15, 2004, the Company paid to the Executive a signing bonus in the amount of One Hundred Fifty Thousand Dollars ($150,000).

               (ii) Base Salary. During the Employment Period, the Executive shall receive a minimum annual salary (pro rata for any partial year during the Employment Period) equal to Three Hundred Seventy Five Thousand Dollars ($375,000) (the “Base Salary”), payable biweekly in accordance with the regular payroll practices of the Company, which Base Salary shall be subject to appropriate increase from time to time, as determined by the sole discretion of the Board.

               (iii) Annual Bonus Plan. The Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) for each of the Company’s fiscal years ended during the Employment Period. Executive will be entitled to an Annual Bonus in an amount equal to 100% of Executive’s Base Salary if the Company achieves the revenue and earnings before interest, income taxes, depreciation and amortization (“EBITDA”) targets set forth in the board-approved annual budget (the “Budget”) for the applicable fiscal year. Executive will only be eligible for an Annual Bonus of greater than 100% of the Executive’s Base Salary if the Company exceeds the revenue and EBITDA targets in the Budget for the applicable fiscal year, in which case the amount of such Annual Bonus shall be based on the Annual Bonus targets established by the Board for such fiscal year. The Company will determine the Budget and Annual Bonus targets for each fiscal year as promptly as practicable following the end of the applicable fiscal year (but, in any event, will not be obligated to do so prior to December 1 of such fiscal year). Each Annual Bonus (or portion thereof) shall be paid in cash promptly following delivery of audited financial statements of the Company to the Board for the fiscal year for which the Annual Bonus (or pro rated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive. Notwithstanding anything to the contrary set forth above, but subject to the other provisions of this Agreement (including Section 4(a) hereof), Executive will be entitled to a minimum Annual Bonus of 50% of Executive’s Base Salary for the fiscal year ended September 30, 2005 provided Executive continues to be employed by the Company pursuant to this Agreement as of the end of such fiscal year.

               (iv) Stock Options. Holdings will grant stock options to the Executive under the Company’s 2000 Stock Option Plan exercisable for an aggregate of 3,000,000 shares of Holding’s common stock at an exercise price of $2.25 per share (the “Stock Options”). The Stock Options shall be evidenced by a separate option agreement with Holdings consistent with the terms of the separate option agreements entered into with the Company’s other senior executives (the “Option Agreement”) and shall, subject to the terms of the Option Agreement, (i)

vest in four (4) equal installments over four (4) years, (ii) become fully vested upon the occurrence of a Change of Control, (iii) provide that upon the Executive’s voluntary termination of his employment or upon termination by the Company of the Executive’s employment, the Executive shall have three hundred and sixty (360) days following the Date of Termination to exercise any vested but unexercised options, and (iv) shall otherwise become exercisable in the manner and at the times provided in the Option Agreement. In addition, such Option Agreement will provide that, if the Executive’s employment is terminated without Cause or resigns for Good Reason, the Executive will, subject to the terms of the Option Agreement, receive accelerated vesting of Stock Options covering the lesser of 1,125,000 shares or Options covering all remaining shares if the unvested Stock Options cover fewer than 1,125,000 shares, and all other unvested Stock Options will be cancelled.

For purposes of this Agreement, “Change of Control” means the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one or a series of related transaction) of all or substantially all of the assets of the Company to any person or group of related personas as determined pursuant to 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder (“Group”) other than one or more members of the HMC Group, or (ii) the acquisition by any person or Group other than one or more members of the HMC Group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company.

For purposes of Section 2(b)(iii), “HMC Group” shall mean Hicks, Muse, Tate & Furst Incorporated, its affiliates and their respective employees, officers, partners and directors (and members of their respective families and trusts for the primary benefit of such family members).

               (v) Incentive, Savings, Retirement and Option Plans. Executive shall be entitled to participate in all stock option, incentive, savings and retirement plans, practices, policies and programs applicable generally to other employees of the Company (“Investment Plans”) as determined by and at the discretion of the Board.

               (vi) Welfare Benefit Plans. Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (“Welfare Plans”) provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company.

               (vii) Expenses. In addition to the expenses required to be reimbursed pursuant to Section 2(b)(x) hereof, Executive shall be entitled to receive prompt reimbursement in accordance with the policies, practices and procedures of the Company for all reasonable employment and business expenses (including but not limited to reasonable travel and entertainment expenses) incurred by the Executive in the business interests of the Company.

               (viii) Vacation and Holidays. Executive shall be entitled annually to paid vacation of four (4) weeks per year and paid holidays in accordance with the plans, policies, programs and practices of the Company for its employees.

               (ix) Vehicle Allowance. The Company shall pay to the Executive One Thousand Dollars ($1,000) per month for his monthly lease payments, fuel, maintenance and insurance costs in respect of the Executive’s vehicle.

               (x) Location; Living and Travel Expenses. The Executive understand that his duties will require that he devote a substantial amount of his time in the Company’s Austin, Texas headquarters on an ongoing basis. The Executive will for the first six months during the Employment Period, spend no less than 80% of his business time in Austin, Texas or traveling for other Company business, and thereafter the Company and the Executive will review this requirement on an ongoing basis based on the continuing needs of the Company and Executive’s duties under this Agreement. The Company will establish a corporate apartment in Austin, Texas for the Executive’s use, and shall reimburse the Executive for his weekly travel expenses between Boulder, Colorado and Austin, Texas.

               (xi) Other Benefits. The Executive shall be entitled to receive (in addition to the benefits described above) other perquisites and benefits applicable to other members of the senior executive management team in effect from time to time and in accordance with the policies, practices and procedures of the Company.

     3. Termination of Employment.

          (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If a Disability of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), the Company shall give to the Executive no less than fifteen (15) days written notice in accordance with Section 12(b) hereof of its intention to terminate the Executive’s employment based upon Disability, and in the event the Executive shall within such fifteen (15) day period become able to perform his duties and obligations under this Agreement, then the Executive’s employment shall not be terminated. In the event the Executive does not resume his duties within such fifteen (15) day time period as contemplated by the preceding sentence, the Executive’s employment with the Company shall terminate effective on the receipt of such notice by the Executive (the “Disability Effective Date”). For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his duties and obligations hereunder for a period of six (6) consecutive months, or for a total of six (6) months in any twelve (12) month period, by reason of physical or mental illness, injury or incapacity as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

          (b) Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean (i) a breach by the Executive of the Executive’s obligations under Section 2(a) (other than as a result of Disability) which constitutes a continued material nonperformance by the Executive of his obligations and duties thereunder, as reasonably determined by the Board, (ii) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company, as reasonably determined by the Board, (iii) a material breach by the Executive of his obligations under Sections 6, 7, or 9 of this Agreement, (iv) the conviction of the Executive of any felony unless the Board reasonably determines that the Executive’s conviction of such felony does not materially affect the Executive’s business reputation or significantly impair the Executive’s ability to carry out his duties under this Agreement (provided that the Board shall have no obligation to make such determination), or (v) the failure of the Executive to carry out, or comply with, in any material respect any lawful directive of the Board (as reflected in a Board resolution), which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure.

          (c) Voluntary Termination by the Executive. Notwithstanding anything in this Agreement to the contrary, the Executive’s employment may be terminated during the Employment Period by the Executive for any reason or no reason upon delivery of a Notice of Termination (as defined in Section 3(e)) at least thirty (30) days prior to the effectiveness of such termination; provided that any termination by the Executive pursuant to Section 3(d) on account of Good Reason shall not be treated as a voluntary termination under this Section 3(c).

          (d) Termination for Good Reason. The Executive may terminate his employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) any material breach by the Company of its obligations under this Agreement, (ii) other than under a circumstance that constitutes Cause, any significant reduction or alteration, approved by the Board without the Executive’s written consent, in the Executive’s title, duties or responsibilities, or the Executive’s Base Salary and/or target Annual Bonus opportunity (other than any across-the-board reduction in Base Salary approved by 66-2/3% of the Company’s Board of Directors similarly effecting all management personnel of the Company); provided, that any such reduction or alteration in the Executive’s title, duties or responsibilities without the Executive’s consent during the thirty-day (30) cure period applicable to subparagraph (v) of Section 3(b) shall not constitute Good Reason; provided, further, that any cure by the Executive during such thirty-day (30) period shall entitle the Executive to reinstatement of his title, duties and responsibilities, or (iii) the Company shall have required the Executive to relocate his primary residence to a location more than 35 miles from Boulder, Colorado; provided, however, that, for the avoidance of doubt, nothing in this clause (iii) is intended to or shall be interpreted as modifying the provisions of Section 2(x) hereof. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Company fails to cure any such event within thirty (30) days after receipt from the Executive of the Notice of Termination (as defined in Section 3(e)).

          (e) Notice of Termination. Any termination by the Company (for Cause or otherwise), or by the Executive, shall be communicated by notice of termination (a “Notice of Termination”) to the other party hereto given in accordance with Section 12(b) hereof.

          (f) Date of Termination. “Date of Termination” means (i) the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e) hereof, as the case may be, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

     4. Obligations of the Company upon Termination.

          (a) Termination by the Company without Cause or Termination by the Executive for Good Reason prior to January 5, 2005. If the Company terminates the Executive other than for Cause, or other than in connection with death or Disability as covered by Section 4(c) below or if the Executive terminates his employment for Good Reason, in each case prior to January 5, 2005, the Company shall (i) pay to the Executive all Accrued Benefits (as hereinafter defined) in a lump sum in cash within ten (10) days after the Date of Termination and (ii) permit Executive and/or Executive’s family, as applicable, to continue to participate in, and be entitled to receive benefits under, all medical, prescription, dental, and vision plans of the Company, and/or, at the Company’s option, reimburse the Executive for all COBRA payments incurred by him, for a period of eighteen (18) months following such Date of Termination, in each case to the extent applicable to Executive at such Date of Termination. For the avoidance of doubt, in the event Executive is terminated under the circumstances described in the preceding sentence the Executive will not be entitled to receive an Annual Bonus for the fiscal year ended September 30, 2005. For purposes of this Agreement, “Accrued Benefits” shall mean (i) all Base Salary earned or accrued through the Date of Termination to the extent not theretofore paid, (ii) all amounts payable to Executive pursuant to Section 2(b)(ix) that are accrued through the Date of Termination hereof to the extent not theretofore paid, (iii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable expenses incurred by the Executive in accordance with Section 2(b)(vii) or 2(b)(x) hereof through the Date of Termination, and (iv) all other payments and benefits to which the Executive or the Executive’s family or other beneficiaries may be entitled under the terms of any applicable compensation arrangement, benefit plan, program or policy of the Company, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any earned and accrued, but unused vacation pay, in each case through the Date of Termination.

          (b) Termination by the Company without Cause or Termination by the Executive for Good Reason on or after January 5, 2005. If the Company terminates the Executive other than for Cause, or other than in connection with death or Disability as covered by Section 4(c) below, or if the Executive terminates his employment for Good Reason, in each case on or after January 5, 2005, the Company shall, subject to Executive’s execution and delivery of a release in substantially the form attached hereto as Exhibit A (with such changes as may reasonably required by the Company to reflect changes in law or the circumstances surrounding the Executive’s release, the “Release”), which Release has not been revoked by Executive pursuant to the terms thereof: (i) pay to the Executive all Accrued Benefits (as hereinafter defined) in a lump sum in cash within ten (10) days after the Date of Termination or, if later, the date of Executive’s execution and delivery of the Release, (ii) permit Executive and/or Executive’s family, as applicable, to continue to participate in, and be entitled to receive benefits under, all medical, prescription, dental, and vision plans of the Company, and/or, at the Company’s option reimburse the Executive for all COBRA payments incurred by him, for a period of eighteen (18) months following such Date of Termination, in each case to the extent applicable to the Executive at such Date of Termination, (iii) pay to the Executive a severance payment equal to eighteen (18) months of the Executive’s then effective Base Salary, payable in a lump sum in cash within ten (10) days after the Date of Termination or, if later, the date of Executive’s execution and delivery of the Release, (iv) pay to the Executive a prorated Annual Bonus payment in respect of the fiscal year in which the Date of Termination falls calculated based upon 100% of the Executive’s then effective Base Salary and (v) pay to the Executive any earned but unpaid Annual Bonus in respect of any full fiscal year ended prior to the Date of Termination, payable in a lump sum in cash at such time as such Annual Bonus otherwise would be payable pursuant to Section 2(b)(iii) hereof (“Accrued Bonus”).

          (c) Disability or Death. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall pay to Executive or his legal representatives, as applicable, (i) all Accrued Benefits in a lump sum in cash within ten (10) days after the Date of Termination and (ii) any Accrued Bonus, which shall be payable at such time as such Annual Bonus otherwise would be payable pursuant to Section 2(b)(iii). The Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement as a result of the Executive’s death or Disability.

          (d) Cause. If the Executive’s employment shall be terminated by the Company for Cause, or by the Executive other than for Good Reason, during the Employment Period, the Company shall have no further payment obligations to the Executive other than for payment of Accrued Benefits, and Accrued Bonus (which shall be payable at such time as the Annual Bonus otherwise would be payable pursuant to the last sentence of Section 2(b)(ii)).

     5. Full Settlement, Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 hereof arising out of the termination of the Executive’s employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of Sections 6, 7, or 9 hereof or criminal misconduct and further provided the Executive shall be entitled, subject to the terms and provisions of the Executive’s Release, to seek damages for any violation by Company of applicable statutory employment law or for slander or libel.

     6. Confidential Information.

          (a) The Executive acknowledges that the Company and its affiliates (including Holdings) have trade, business, and financial secrets and other confidential and proprietary information including but not limited to sales and marketing and product information and strategy, identity of suppliers, displayers (collectively, the “Confidential Information”), and that the Company and such affiliates (including Holdings) are providing to the Executive, and will provide to the Executive during the Employment Period, with such Confidential Information. As defined herein, Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above at the sole cost and expense of Company.

          (b) The Executive agrees (i) to hold such Confidential Information in confidence and (ii) not to release such information to any person (other than Company employees and other persons to whom the Company has authorized the Executive to disclose such information and then only to the extent that such Company employees and other persons authorized by the Company have a need for such knowledge); provided, however, that, a disclosure made by the Executive in connection with the Executive’s good faith performance of his employment shall be deemed to have been authorized by the Company.

          (c) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

          (d) This Section 6 shall survive any termination of the Agreement.

     7. Surrender of Materials Upon Termination. Upon any termination of the Executive’s employment, the Executive shall immediately return to the Company all copies, in whatever form, of any and all Confidential Information and other properties of the Company and its affiliates (including Holdings) which are in the Executive’s possession, custody or control.

     8. Successors.

          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     9. Non-Competition and Non-Solicitation.

          (a) The term of Non-Competition and Non-Solicitation (herein so called) shall be for a term beginning on the date hereof and continuing until the eighteen (18) month anniversary of the Date of Termination of this Agreement, by either the Company or the Executive for any reason.

          (b) During the term of Non-Competition and Non-Solicitation, the Executive will not, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in his capacity whatsoever, engage, participate, or become employed by or render advisory or other services to or for any person or other business enterprise which is engaged, directly or indirectly, (i) in the business of designing, licensing or selling management information systems and/or services or portions thereof (including business management, inventory control, communications, estimating, database content and content delivery, supply chain management, and business intelligence and analytics), catalog and associated database and content management systems and services, data warehousing systems and services, and database products and services (including catalog, pricing, bar codes, images, labor, repair, interchange, service specifications, service intervals, tune up specifications, tire and tire fitment information), and of providing associated support, training, and other related services, to the automotive aftermarket parts industry, the medium and heavy duty truck industry, the motorcycle industry, the marine industry and the building supply industry or (ii) in any other significant business that the Company, Holdings, or any of their respective subsidiaries is engaged in from time to time during the Employment Period. Notwithstanding any other provisions of this Agreement to the contrary, the foregoing covenant shall not preclude (A) the Executive from continuing to serve on the Board of Directors of Internet AutoParts, Inc. and (B) the Executive from making any investments in the securities of any company, whether or not engaged in competition with the Company, Holdings or any of their respective subsidiaries, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed five percent (5%) of the issued and outstanding shares of such company or give the Executive the right or power to control or participate directly in making the policy decisions of such company.

          (c) During the term of Non-Competition and Non-Solicitation, except with the prior written approval of the Board of Directors of the Company, the Executive shall not, directly or indirectly (i) hire, attempt to hire, or contact or solicit with respect to hiring any employee of the Company, Holdings, or any of their respective subsidiaries (each, a “Company Employee”), or otherwise induce, solicit, or attempt to induce any such Company Employee to terminate his or her employment by the Company, Holdings, or any of their respective subsidiaries or to become employed by any person or entity other than the Company, Holdings, or any of their respective subsidiaries; (ii) solicit, induce or attempt to induce any customer or supplier of the Company, Holdings, or any of their respective subsidiaries with whom the Company, Holdings or any of their respective subsidiaries does business to cease doing business in whole or in part or alter in any way, terminate or breach his, her or its relationship with the Company, Holdings, or any of their respective subsidiaries; or (iii) authorize or assist in the taking of such actions by any third party.

          (d) During the term of Non-Competition and Non-Solicitation, the Executive will not use the Executive’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 9(d) shall be in addition to and not be construed as a limitation upon the covenants in Section 9(b) hereof.

          (e) The Executive expressly acknowledges and agrees that the covenants contained in this Section 9 are in consideration of the covenants and agreements of the Company and Holdings contained herein, including but not limited to the agreement of the Company to provide the Confidential Information and trade secrets to Executive pursuant to Section 6. The Executive further expressly acknowledges and agrees that the duration and scope of this Section 9 are reasonable in light of the circumstances as they exist on the date of this Agreement. However, should any court of competent jurisdiction determine that any portion of this Section 9 is invalid, unreasonable, or unenforceable, the remainder of this Section 9 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 9, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

     10. Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the employee benefit and other plans or programs in which employees of the Company are eligible to participate.

     11. Legal Fees and Expenses. The Company shall pay or cause to be paid any and all reasonable attorneys’ fees and expenses incurred by Executive in connection with the preparation and negotiation of this Agreement promptly following the receipt of an invoice therefore (together with reasonable supporting documentation) from the Executive.

     12. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular “Section” or “paragraph” shall be construed as referring to the indicated section or paragraph of this Agreement unless the context indicates to the contrary. The use of the term “including” herein shall be construed as meaning “including without limitation.” This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	A. Laurence Jones 840 Sixth Street Boulder, Colorado 80302

If to the Company or Holdings:	Activant Solutions, Inc. 804 Las Cimas Parkway Austin, Texas 78746 Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (f) The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 6, 7, or 9 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 6, 7, or 9 by the Executive.

          (g) The provisions of this Agreement constitute the complete understanding and agreement between the parties with respect to the subject matter hereof.

          (h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

[Remainder of page intentionally left blank. Signature page follows.]

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board of Directors of the Company, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:
/s/ A. Laurence Jones
A. Laurence Jones

COMPANY: ACTIVANT SOLUTIONS INC.
By:	/s/ Peter Brodsky
Name:	Peter Brodsky
Title:	Director/Asst. Secretary

HOLDINGS: HOLDINGS: ACTIVANT SOLUTIONS HOLDINGS INC.
By:	/s/ Peter Brodsky
Name:	Peter Brodsky
Title:	Director/Asst. Secretary

Exhibit A

FORM OF RELEASE

          This Release (this “Release”) dated as of ___ is made by and among A. Laurence Jones (“Employee”), Activant Solutions Inc. (the “Company”) and Activant Solutions Holdings Inc. (“Holdings”).

          WHEREAS, the parties hereto entered in that certain Executive Employment Agreement, executed November ___, 2004, to be effective as of October 7, 2004 (the “Employment Agreement”);

          WHEREAS, Employee’s employment with the Company has been terminated in a manner described in Section 4(b) of the Employment Agreement;

          WHEREAS, pursuant to Section 4(b) of the Employment Agreement, it is a condition precedent to the Company’s obligation to make the payments under clauses (iii) and (iv) of Section 4(b), that Employee executes and delivers this Release.

          NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1. Release. Employee ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS, AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “EMPLOYEE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES each of the Company, Holdings, the The Activant Solutions Inc. Severance Plan for Select Employees, their respective predecessors, successors and assigns and their respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Activant Companies Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Activant Companies Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment, including, without limitation, the Texas Commission on Human Rights Act, the Texas Worker’s Compensation Act and the Texas Payday Act) arising out of or relating to Employee’s employment by the Company or Holdings or the Employment Agreement or his services as an officer or employee of any of the Company, Holdings or any of their subsidiaries, or otherwise relating to the termination of such employment or the Employment Agreement; provided, however, such general release will not limit or release the Activant Companies Parities from their respective obligations (i) under this Agreement, (ii) under the sections of the Employment Agreement that by their respective terms survive termination, (ii) under the Stock Option Agreement, dated October    , 2004 between Holdings and Employee, (iii) in respect of Employee’s services as an officer or director of Company, Holdings or any of their subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company, Holdings or any of their subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that survive Executive’s termination]. Employee, ON BEHALF OF HIMSELF AND THE EMPLOYEE PARTIES, hereby covenants forever not to assert, file, prosecute, maintain, commence, institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Activant Companies Parties in connection with any matter released in this Section 1, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

     2. Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

     3. Acknowledgment. Employee acknowledges that he understands the terms of this Release and that he has executed this Release knowingly and voluntarily. Employee acknowledges that, in consideration for the covenants and releases contained herein, he will receive the payments as described in Section 4(b) of the Employment Agreement, and that he would not receive such payment without the execution of this Release.

     4. Modification. This Release may not be modified or amended except in writing signed by the parties. No term or condition of this Release will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

     5. Counterparts. This Release may be executed in any number of counterparts, each of which shall be an original, but all of which, together shall constitute one and the same instrument. Any counterpart of this Release that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile signatures shall constitute original signatures.

     6. Successors and Assigns. All the terms and provisions of this Release shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Release nor any rights or obligations hereunder may be assigned by the Employee, other than by will or the laws of descent or distribution.

     7. Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

     8. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.

     9. Construction. The parties agree that this Release was negotiated by the parties and shall not be construed against any party.

[The Remainder of this Page is Intentionally Left Blank]

     IN WITNESS WHEREOF, the Company and Holdings have executed this Release as of the day and year first above written.

ACTIVANT SOLUTIONS INC.
By:
Name:
Title:

ACTIVANT SOLUTIONS HOLDINGS INC.
By:
Name:
Title:

Accepted and Agreed to:

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS, AND THAT I AM ENTERING INTO IT VOLUNTARILY. I FURTHER ACKNOWLEDGE THAT I AM AWARE OF MY RIGHTS TO REVIEW AND CONSIDER THIS AGREEMENT FOR 21 DAYS AND TO CONSULT WITH AN ATTORNEY ABOUT IT, AND STATE THAT BEFORE SIGNING THIS AGREEMENT, I HAVE EXERCISED THESE RIGHTS TO THE FULL EXTENT THAT I DESIRED.

A. Laurence Jones

Date Signed:

STATE OF	)

)

COUNTY OF	)

     On this                     day of                                       , 200  , personally appeared before me, a Notary Public, A. Laurence Jones, known (or proved) to me to be the person whose name is subscribed to the above instrument who acknowledged that A Laurence Jones executed the instrument.

Expiration: